Exhibit 99

PRESS RELEASE

Contact:	Jack Howard, NOVT Corporation
(212) 520-2308

NOVT CORPORATION AMENDS SHAREHOLDER RIGHTS PLAN

NORCROSS, GA.—(BUSINESS WIRE)—May 31, 2006 – NOVT Corporation (formerly Novoste Corporation) (Pink Sheets: NOVT.PK) (the “Company”) announced today that on May 31, 2006, it entered into an Amendment No. 3 to its Amended and Restated Rights Agreement, dated as of July 29, 1999 with American Stock Transfer & Trust Company, as the rights agent.

The Amendment No. 3 to Rights Agreement amends the definition of an “Acquiring Person” to reduce the requisite threshold for a person or “group” to be an Acquiring Person from 30% or more of the Company’s outstanding common shares to 4.9% or more of the Company’s outstanding common shares. With respect to those persons or groups who beneficially own 4.9% or more of the Company’s outstanding common shares as of May 31, 2006, such persons or groups will not be deemed to be an Acquiring Person until such time as any such person or group increases its beneficial ownership by 1% or more (subject to downward adjustment by the Board of Directors under certain circumstances).

The purpose of the Amendment No. 3 to Rights Agreement is to seek to preserve the Company’s existing net operating losses, or “NOLs,” for tax purposes, which NOLs are discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006, although there can be no assurance that the Amendment No. 3 to Rights Agreement will protect the Company’s NOLs or that the Company will ever be able to realize any economic value from its NOLs.

Under the Internal Revenue Code of 1986, the Company may carry forward its NOLs in certain circumstances to offset any future earnings that the Company may have. The Company’s future use of its NOLs could be substantially limited or lost altogether in the event of an “ownership change,” as defined under Section 382 of the Internal Revenue Code. In general, the Internal Revenue Code provides that a company experiences an ownership change if holders of at least 5% of the outstanding shares of common stock, or “5% holders,” increase their aggregate ownership interest in the company over a three-year testing period by more than 50 percentage points, measured in terms of the market value of the company’s capital stock. The Amendment No. 3 to Rights Agreement is intended to reduce the likelihood of an ownership change under the Code, by discouraging any person or group from acquiring enough shares to constitute 4.9% or more of the outstanding common shares of the Company. The Amendment No. 3 to Rights Agreement also discourages existing holders of 4.9% or more of the Company’s outstanding common shares from acquiring additional shares representing an additional 1% or more. The Amendment No. 3 to Rights Agreement further provides that the Board of Directors may exempt any person or group that owns 4.9% or more of the outstanding common shares if the Board of

Directors determines that the person or group’s ownership will not jeopardize or endanger the availability to the Company of its NOLs. The Amended and Restated Rights Agreement, including the Amendment No. 3 to Rights Agreement, also have anti-takeover effects.

The Amendment No. 3 to Rights Agreement also extends the final expiration date of the rights distributed pursuant to the Rights Agreement from November 25, 2006 to May 31, 2009.

A copy of the Amendment No. 3 to Rights Agreement will by filed by the Company as an exhibit to a Current Report on Form 8-K expected to be filed by the Company with the SEC within the next few days.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, which are not strictly historical statements, including statements regarding the possible effects of the Amendment No. 3 to Rights Agreement, constitute forward-looking statements. Actual results or events could differ materially from those anticipated in forward-looking statements. These risks and uncertainties include whether the Rights Agreement, as amended pursuant to Amendment No. 3 to Rights Agreement, will protect the Company’s shareholders from an acquisition of the Company’s common shares that would result in an “ownership change” under Section 382 of the Internal Revenue Code, as well as risks and uncertainties that are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in the Company’s expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About NOVT Corporation

NOVT Corporation’s common stock is currently traded in the Pink Sheets under the symbol NOVT.pk. For general company information, please visit NOVT’s new website at www.NOVTCorporation.com.

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